SUB-ITEM 77I: Terms of new or amended securities

Immediately before the opening of business on October 24, 2016, Hartford Schroders Emerging Markets Debt and
Currency Fund and Hartford Schroders Tax-Aware Bond Fund commenced offering Class A, Class C, Class I, Class SDR, and Class Y shares and Hartford Schroders Emerging Markets Equity Fund, Hartford Schroders Emerging Markets Multi-
Sector Bond Fund, Hartford Schroders Income Builder Fund, Hartford Schroders Global Strategic Bond Fund, Hartford Schroders International Stock Fund, Hartford Schroders International Multi-Cap Value Fund, Hartford Schroders US Small Cap Opportunities Fund, and Hartford Schroders US Small/Mid Cap Opportunities Fund commenced offering Class
A, Class C, Class I, Class R3, Class R4, Class R5, Class SDR, and Class Y shares. Each class has all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in each Fund's current prospectuses, statement of additional information and multiple class plan. A description of each class is contained in Post-Effective Amendment No. 137 to the Registrant's Registration
Statement on Form N-1A as filed with the SEC via EDGAR on October 21, 2016 (SEC Accession No. 0001104659-16-
151341) and incorporated herein by reference.